EXHIBIT 99.1
February 18, 2021
Stockholders Approve ZAGG’s Definitive Agreement to be Acquired by Group Led by Evercel
SALT LAKE CITY, February 18, 2021 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG) (“we,” “us,” “our,” “ZAGG,” or the “Company”), a leading global mobile lifestyle company, today announced that its stockholders voted to adopt the previously announced definitive merger agreement in which ZAGG will be acquired by a buyer group led by Evercel, Inc. (“Evercel”) at its special meeting of stockholders held earlier today. At the special meeting, ZAGG stockholders adopted the merger agreement with more than 56% of the outstanding shares voting in favor of the merger. The proposed merger is expected to close on or around February 22, 2021.

About ZAGG Inc
ZAGG Inc (NASDAQ: ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, Gear4®, and HALO® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, T-Mobile, Walmart, Target, and Amazon.com. For more information, please visit the Company's website at www.ZAGG.com and follow us on Facebook, Twitter, and Instagram.
About Evercel, Inc.
Evercel, Inc. (OTCMKTS: EVRC) is a holding company that brings an entrepreneurial approach to acquiring and managing business through a hands-on, data-driven approach to partnering with strong management teams for long term results.
CONTACT:
Investor Relations:
ICR Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com

Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com